================================================================================


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              NEOWARE SYSTEMS, INC.

                                       AND

                           VISARA INTERNATIONAL, INC.

                               SEPTEMBER 22, 2004


================================================================================

                                TABLE OF CONTENTS

ARTICLE I - Definitions........................................................1

ARTICLE II - PURCHASE AND SALE OF ASSETS.......................................4
2.1      Purchase and Sale of Assets...........................................4
         (a)  Personal Property................................................4
         (b)  Contract Rights..................................................4
         (c)  Intellectual Property............................................5
         (d)  Governmental Licenses, Permits and Approvals.....................5
         (e)  Books and Records................................................5
         (f)  Goodwill.........................................................5
2.2      Excluded Assets.......................................................5
         (a)  Inventory........................................................5
         (b)  Accounts Receivable..............................................5
         (c)  Personal Property................................................6
         (d)  Retained Technology..............................................6
2.3      Purchase Price........................................................6
2.4      Payment of Purchase Price.............................................6
         (a)  Closing Payment and Escrow.......................................6
         (b)  Earn-Out.........................................................6
2.5      Closing...............................................................8
2.6      Ad Valorem Tax Adjustment.............................................8
2.7      Allocation of Purchase Price..........................................8
2.8      Assumed Liabilities...................................................9
2.9      Retained Liabilities..................................................9

ARTICLE III - Representations and Warranties of Seller.........................9
3.1      Organization and Good Standing........................................9
3.2      Authorization and Effect of Agreement................................10
3.3      No Restrictions Against Sale of the Assets...........................10
3.4      Financial Statements.................................................10
3.5      Operation of the Business Since December 31, 2003....................11
3.6      Title to Assets; Licenses............................................11
3.7      No Litigation........................................................12
3.8      Income and Other Taxes...............................................12
3.9      Employee Benefit Matters.............................................13
3.10     Governmental Approvals...............................................13
3.11     Assumed Contracts....................................................14
3.12     Employee and Labor Matters...........................................14
3.13     Principal Customers and Suppliers....................................15
3.14     Compliance with Law..................................................15
3.15     Product Warranties...................................................15
3.16     Intellectual Property................................................16

         (a)  Title...........................................................16
         (b)  Development.....................................................16
         (c)  Transfer........................................................16
         (d)  No Infringement.................................................16
         (e)  Licensing Arrangements..........................................16
         (f)  No Intellectual Property Litigation or Disputes.................17
         (g)  Due Registration, Etc...........................................17
         (h)  Use of Name and Mark............................................17
         (i)  Protection of Information.......................................18
         (j)  Effect of Agreement.............................................18
3.17     Operation of the Business............................................18
3.18     Brokers' Fees........................................................18
3.19     Disclosure...........................................................18
3.20     Transactions with Affiliates.........................................18
3.21     Capitalization of Seller.............................................18
3.22     No Liquidation or Winding-Up; Fairness of Consideration..............19
3.23     Product Returns......................................................19

ARTICLE IV - Representations and Warranties of Purchaser......................19
4.1      Organization and Good Standing.......................................19
4.2      Execution and Delivery...............................................19
4.3      No Conflicts.........................................................20
4.4      Compliance with Law..................................................20
4.5      No restrictions Against Purchase of the Assets.......................20
4.6      Brokers' Fees........................................................20

ARTICLE V - Additional Covenants..............................................20
5.1      Covenants of Seller..................................................20
5.2      Covenants of Purchaser...............................................20
5.3      Expenses.............................................................20
5.4      Further Assurances...................................................21
5.5      Inconsistent Action..................................................21
5.6      Employee Matters.....................................................21
5.7      Assignments; Consents................................................22
5.8      Sufficiency of Assets................................................23
5.9      Waiver...............................................................23
5.10     Tax Assessment and Audits............................................23

ARTICLE VI - Conditions Precedent to Closing..................................23
6.1      Conditions of Purchaser..............................................23
6.2      Conditions of Seller.................................................25

ARTICLE VII - Post-Closing Obligations........................................25
7.1      Seller-Assumed Warranty Obligations..................................25
7.2      Seller-Assumed Support Services Obligations..........................26

7.3      Continued Operations; No Bankruptcy..................................26
7.4      Sales Incentive Program..............................................26
7.5      Use of Seller's Name by Purchaser....................................27

ARTICLE VIII - Indemnification................................................27
8.1      Survival.............................................................27
8.2      Indemnification......................................................28
8.3      Procedures...........................................................28
8.4      Third Party Claims...................................................29
8.5      Indemnification Exclusive............................................29
8.6      Limitation on Amount.................................................30

ARTICLE IX  - Rebate and Marketing Programs...................................30
9.1      List of Programs.....................................................30
9.2      Marketing Rights.....................................................30

ARTICLE X - General Provisions................................................30
10.1     Notices..............................................................30
10.2     Severability.........................................................31
10.3     Entire Agreement.....................................................31
10.4     Successors and Assigns...............................................31
10.5     Counterparts.........................................................32
10.6     Recitals, Schedules, Exhibits and Annexes............................32
10.7     Construction.........................................................32
10.8     Governing Law........................................................32
10.9     Passage of Title and Risk of Loss....................................32
10.10    Bulk Sales...........................................................32

                                INDEX OF EXHIBITS


Exhibit A     Escrow Agreement
Exhibit B     License Agreement
Exhibit C     Noncompetition Agreement
Exhibit D     Reseller Agreement
Exhibit E     Transitional Supply Agreement
Exhibit F     Seller's Counsel's Opinion
Exhibit G     Warranties
Exhibit H     Transitional Services

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of September 22, 2004 between NEOWARE SYSTEMS, INC., a Delaware corporation ("Purchaser"), and VISARA INTERNATIONAL, INC., a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller is presently engaged in the business of designing, developing, manufacturing, distributing and selling Linux and Windows-based thin client products.

         B. Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller in connection with designing, developing, manufacturing, distributing and selling the Linux and Windows-based thin client products (referred to herein as the "Products" or the "Business"), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

         C. Following the consummation of the transactions contemplated by the terms of this Agreement, Seller will continue to engage in the Retained Business (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

         "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "AFFILIATE" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

         "AGREEMENT" shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

         "ANCILLARY AGREEMENTS" shall mean the Escrow Agreement, the Noncompetition Agreements, the Transitional Supply Agreement and the Reseller Agreement.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

         "DELAWARE LAW" shall mean the Delaware General Corporation Law.

         "ENTERPRISE/CONTROLLER PRODUCTS" shall mean those products that are retained by Seller and are marketed by Visara as of the Closing Date, as well as enhancements to and replacements and derivatives thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

         "ESCROW AGREEMENT" shall mean the form of Escrow Agreement attached hereto as Exhibit A.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

         "KNOWLEDGE" shall mean (a) the actual knowledge of any of the senior management of Seller, including James T. Matthews, Phil Parrish, David Turner, Roger Lucas and William Phelps and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

         "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "LICENSE AGREEMENT" shall mean the License Agreement in the form attached hereto as Exhibit B.

         "LIEN" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

         "MATERIAL ADVERSE EFFECT" shall mean any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Business or to Purchaser's ability to continue to operate the Business as operated prior to the Closing.

         "NONCOMPETITION AGREEMENT" shall mean the Noncompetition Agreement in the form attached hereto as Exhibit C.

         "ORDINARY COURSE" shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

         "PERSON" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

         "PLAN" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

         "RESELLER AGREEMENT" shall mean the Reseller Agreement in the form attached hereto as Exhibit D.

         "RETAINED BUSINESS" shall mean the business of manufacturing, distributing and selling Enterprise/Controller Products.

         "RETAINED TECHNOLOGY" shall mean the Licensed Software (as defined in the License Agreement and set forth in Exhibit A of the License Agreement) and any proprietary design techniques and methodologies retained by Seller, including the Visara eManager software, CE Bridge Technology and EOL Systems, that are listed in Schedule 2.2(d) hereof, as they exist as of the date hereof, as well as any updates and enhancements thereto.

         "SUBSIDIARY OF A PERSON" shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

         "TAX" shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

         "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

         "THIN CLIENT CONSOLE PRODUCTS" shall mean any Thin Client Devices used exclusively for the management of Enterprise/Controller Products and mainframe and midrange servers.

         "THIN CLIENT DEVICES" shall mean devices using embedded operating systems, web browsers, the X Window, Tarantella, RDP or ICA protocols or their successors, or remotely displaying applications from Unix, Linux or Windows computers or from the Internet.

         "TRANSITIONAL SUPPLY AGREEMENT" shall mean the Transitional Supply Agreement in the form attached hereto as Exhibit E.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.5), Seller will sell, transfer, grant, convey, assign and deliver ("Transfer") to Purchaser, and Purchaser will purchase and accept from Seller, the rights, properties and assets owned, held for use or used by Seller in connection with the operation or conduct of the Business, including any technology under development as of the date hereof, or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date (as defined in Section 2.5), or used by Seller in connection with the operation of the Business including, but not limited to, the rights, properties and assets described in this Section 2.1 (collectively the "Assets"):

                  (a) Personal Property. Except as set forth under Section 2.1(c), copies of the software, files, books and records, and all other tangible personal property owned or held by Seller in connection with the operation of the Business, as of the date hereof or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date or used by Seller in connection with the operation of the Business, including those items listed or described on Schedule 2.1(a), except for property excluded under
Section 2.2 (collectively, the "Owned Tangible Personal Property");

                  (b) Contract Rights. All rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Business, including those items listed on Schedule 2.1(a) (collectively, the "Contracts");

                  (c) Intellectual Property. Except for the Visara Retained Technology, the entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Business or used by Seller in connection with the operation of the Business in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (vi) all databases and data collections and all rights therein, (vii) Seller's list of customer prospects pertaining to the Business, (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable), including the items listed on Schedule 2.1(c) (collectively, the "Intellectual Property");

                  (d) Governmental Licenses, Permits and Approvals. To the extent Transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the "Approvals") issued or requested to be issued by any Governmental Entity in connection with the operation of the Business, including the Approvals listed or described on Schedule 2.1(d);

                  (e) Books and Records. Copies of all books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Business or the Assets.

                  (f) Goodwill. The goodwill of the Business.

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets:

                  (a) Inventory. All raw material, works-in-progress and finished goods inventories relating to the Business.

                  (b) Accounts Receivable. All accounts receivable arising from the conduct of the Business prior to the Closing.

                  (c) Personal Property. All fixtures, furnishings, furniture, equipment, supplies, computers and printers relating to the Business, including, without limitation, the name "Visara" and all variants thereof, subject to Purchaser's rights under Section 7.5 hereof.

                  (d) Retained Technology. All of the Retained Technology described on Schedule 2.2(d).

         2.3 Purchase Price. Purchaser will pay for the Assets a purchase price in the amount of Three Million Seven Hundred Thousand Dollars ($3,700,000), subject to adjustment as provided in Sections 2.4(b) and 2.6 (the "Purchase Price").

         2.4 Payment of Purchase Price.

                  (a) Closing Payment and Escrow. At the Closing (as defined in
Section 2.5):

                           (i) Purchaser shall pay to Seller an amount equal to
Three Million Three Hundred Thirty Thousand Dollars ($3,330,000), subject to adjustment, as provided in Sections 2.4(b) and 2.6 (the "Closing Payment"); and

                           (ii) Purchaser shall deposit into an escrow account
(the "Escrow Account") Three Hundred Seventy Thousand Dollars ($370,000) (the "Escrow Amount"), to be held and disbursed by Wachovia Bank (or if Wachovia Bank is unable to serve, by another party appointed by the parties), as escrow agent (the "Escrow Agent"). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount will be subject to set-off for any indemnification claims arising during the six-month period commencing on the Closing Date (the "Escrow Period"), and as otherwise provided herein and in the Escrow Agreement.

The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period (the "Escrow Termination Date"), unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement. Seller's liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Amount.

                  (b) Earn-Out.

                           (i) Purchaser shall pay to Seller additional cash
consideration (the "Contingent Consideration") equal to the sum of the following:

                                    (1) $500,000, if revenues to Purchaser from
the sum of (x) the sale of Purchaser's thin client products with coax or twinax connections or containing proprietary Linux software developed by Seller, (y) the resale by Purchaser to IBM of Seller's retained products not acquired by Purchaser as part of the Business in accordance with this Agreement and (z) sales to Seller's Customers (as defined below) (revenues under (x), (y) and (z) collectively, the "Earn-Out Revenues") exceed $8,000,000 for the 12-month period commencing on the Closing Date (the "Earn-Out Period"), including open unshipped orders existing on the last day of the Earn-Out Period, provided that such orders are shipped and billed within 60 days after the last day of the Earn-Out Period); and

                                    (2) $500,000, if the Earn-Out Revenues
exceed $9,000,000 for the Earn-Out Period; and

                                    (3) an amount equal to 0.25 multiplied by
the excess of the Earn-Out Revenues over $10,000,000 for the Earn-Out Period.

"Seller's Customers" shall be those customers listed on Schedule 2.4(b), except that revenues derived from Seller's Customers that are noted as "mutual" on
Schedule 2.4(b) shall consist only of revenues generated from specific applications using Products or Neoware products substituted for the same application.

                           (ii) The amount of Contingent Consideration payable
to Seller under this Section 2.4(b) shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

                           (iii) Subject to adjustment under Section 2.4(b)(ii),
Contingent Consideration, if any, payable under Section 2.4(b)(i) shall be payable to Seller within 45 days after the end of the Earn-Out Period. Seller shall have the right, at its sole expense, to audit Purchaser's records related and limited to Purchaser's performance under Section 2.4(b)(i) as is necessary to verify the amount of Contingent Consideration payable, upon at least three days prior notice, in a manner not disruptive of Purchaser's business during Purchaser's normal business hours.

                           (iv) In the event that Purchaser and Seller are
unable to agree on the determination of any matter under this Section 2.4(b), either Purchaser or Seller may deliver to the other notice in writing setting forth the disputed items and a proposed resolution of such disputed items (a "Dispute Notice"). The parties shall endeavor in good faith to resolve any disputed items within thirty (30) days of the receipt of a Dispute Notice. If the parties are unable to resolve all disputed items within such thirty (30) day period, the parties shall mutually select, within ten (10) days following the expiration of such thirty (30) day period, a public accounting firm independent of each party (the "Accounting Arbitrator") to resolve the items remaining in dispute (the "Disputed Items"), and the determination of the Accounting Arbitrator in respect of the correctness of each of the Disputed Items shall be conclusive and binding on the parties absent manifest error. The Accounting Arbitrator shall use all reasonable efforts to resolve all Disputed Items within thirty (30) days following its appointment. The scope of the Accounting Arbitrator's review shall be limited to only the Disputed Items. All fees and expenses of any Accounting Arbitrator selected in accordance with this Section 2.4(b) shall be borne equally by Purchaser and Seller.

                           (v) Each party shall provide the other party promptly
with copies of any information requested by the party which is reasonably necessary to confirm or verify the Earn-Out Revenues or any other information or matters addressed in this Section 2.4(b) which are related to the calculation of the Contingent Consideration.

         2.5 Closing. The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., local time, on September 22, 2004 at the offices of the Company or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date." At the
Closing:

                  (a) Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

                           (i) all of the agreements, documents, certificates
and instruments required to be delivered by Seller pursuant to Section 6.1 hereof.

                  (b) Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 6.1:

                           (i) a wire transfer of immediately available funds to
an account designated in writing by Seller in an amount representing the Closing Payment; and

                           (ii) all of the documents, if any, required to be
delivered by Purchaser pursuant to Section 6.2 hereof.

         2.6 Ad Valorem Tax Adjustment. All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established). All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price. All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

         2.7 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated based upon an appraisal to be obtained by Purchaser within sixty (60) days following the Closing Date. Purchaser and Seller will allocate the Purchase

Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

         2.8 Assumed Liabilities. On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities")

                  (a) all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the "Assumed Contracts"), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

                  (b) such liabilities and obligations as are listed on Schedule 2.8(b).

         2.9 Retained Liabilities. Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Business by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller's employees (collectively the "Retained Liabilities"). Except for the Assumed Liabilities, Seller agrees to pay or discharge when due any and all liabilities of Seller.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof and as of the Closing Date:


         3.1 Organization and Good Standing.

                  (a) Seller has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Business as currently conducted. Seller has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect, as defined in
Article I.

                  (b) Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

         3.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller has been duly authorized by all necessary action on the part of Seller's board of directors and, if applicable, holders of the Seller's indebtedness. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         3.3 No Restrictions Against Sale of the Assets. Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

         3.4 Financial Statements.

                  (a) Schedule 3.4 hereto contains true and complete copies of
(i) the audited balance sheets of Seller at December 31, 2002 and 2003, and the related audited income statement for the years then ended (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Seller at June 30, 2004, (the "Interim Balance Sheet") and the related income statement for the six months then ended, including, except for the six-month period, the notes thereto (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

                  (b) The Financial Statements fairly present, in all material respects, the financial condition of the Seller, the Business and Seller's retained business as of the dates indicated therein and the results of operations and changes in financial position of the Seller and the Business for the periods specified therein, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered thereby and prior periods (except in each case as stated in the applicable footnotes or auditor's report and except, in the case of interim financial statements, for year end adjustments).

                  (c) The Seller has no liabilities or obligations which would be required under GAAP to be reflected on a balance sheet of the Seller as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the Interim Balance Sheet, (ii) incurred or arising in the ordinary course of business since June 30, 2004, (iii) incurred or arising other than in the ordinary course of business since June 30, 2004 and not, individually or in the aggregate, material, or (iv) described on Schedule 3.4(c).

                  (d) Schedule 3.4(d) contains true and complete schedules of
(i) Seller's revenues by product line for the years ended December 31, 2002 and 2003 and the six-month period ended June 30, 2004, (ii) revenues and costs of the Business for the year ended December 31, 2003 and the six-month period ended June 30, 2004 and (iii) revenues and margins of the Business by product line and customers for the years ended December 31, 2002 and 2003 and the six-month period ended June 30, 2004.

         3.5 Operation of the Business Since December 31, 2003. Except as described on Schedule 3.5, since December 31, 2003 (the "Balance Sheet Date"), Seller has conducted the operation of the Business in the Ordinary Course, and no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Business, nor, to Seller's knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         3.6 Title to Assets; Licenses.

                  (a) Seller has, and immediately prior to the Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except as set forth on Schedule 3.6(a). Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

                  (b) Schedule 3.6(b) contains a list of all licenses relating to the Business under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license,
(iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal years ended December 31, 2002 and December 31, 2003, and (v) all prepaid payments made thereunder. All licenses pursuant to which Seller licenses from others property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). Seller has the valid and enforceable right to use and Transfer to Purchaser Seller's rights in and to the licensed Assets. True and complete copies of all licenses listed on
Schedule 3.6(b) have been delivered to Purchaser heretofore. Except as set forth on Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

                  (c) The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for Liens listed or described on Schedule 3.6(a).

                  (d) Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Business.

                  (e) The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Business, as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof.

         3.7 No Litigation. Except as set forth on Schedule 3.7, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending or, to Seller's Knowledge, threatened, against Seller relating to or affecting the Business or the Assets or affecting Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement. Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on
Schedule 3.7.

         3.8 Income and Other Taxes. Except as set forth on Schedule 3.8:

                  (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Seller's business are true, complete and correct in all respects and have been properly and timely filed, including any extensions of time within which to file any Tax Return, which have been timely filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

                  (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

                  (c) No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business or the Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

         3.9 Employee Benefit Matters. Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller's employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. There are no pending or, to Seller's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan. No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

         3.10 Governmental Approvals.

                  (a) To the best of Seller's knowledge, Seller possesses, and is operating in compliance with, all approvals material to the operation of the Business ("Approvals"). Schedule 3.10(a) contains a true and complete list of all Approvals. Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller's knowledge, threatened looking toward the revocation, suspension or limitation of any Approval. Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

                  (b) Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be Transferred to Purchaser by Seller's delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect. Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

                  (c) The Approvals are all of the rights and authorizations required by Legal Requirements for the operation of the Business. All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

                  (d) To Seller's knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

         3.11 Assumed Contracts.

                  (a) Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

                  (b) Except as described on Schedule 3.11(b):

                           (i) each Contract is legal, valid, binding,
enforceable and in full force and effect;

                           (ii) no event or condition has occurred or become
known to Seller or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Contracts;

                           (iii) no person with whom Seller has a Contract is in
default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

                           (iv) none of the Contracts currently is subject to
renegotiation, either in whole or in part;

                           (v) no consent of any third party is required under
any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement;

                           (vi) no Contract has materially impaired or will
materially impair the ability of Seller to perform its obligations under this Agreement; and

                           (vii) no Assumed Contract which is a license contains
any minimum quantity commitments.

         3.12 Employee and Labor Matters.

                  (a) Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

                  (b) Except as set forth on Schedules 3.12(a) and 3.12(b), neither Purchaser nor Seller will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

                  (c) There is not occurring or, to Seller's knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller's knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Business.

                  (d) Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller's knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Business.

         3.13 Principal Customers and Suppliers.

                  (a) Schedule 3.13(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller's sales of goods or services of the Business during the twelve months ended on August 30, 2004, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

                  (b) Schedule 3.13(b) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller's purchases of goods or services of the Business during the twelve months ended on August 30, 2004 and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

                  (c) Except as set forth on Schedule 3.13(c), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on Schedule 3.13(a) or 3.13(b).

         3.14 Compliance with Law. Through and including the date hereof, Seller
(i) has not violated or operated the Business in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller's knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         3.15 Product Warranties. Except as set forth in Schedule 3.15, (a) there are no warranties express or implied, written or oral, with respect to the Business and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.16 Intellectual Property.

                  (a) Title. Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property"). Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property Rights, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct and operation of the Business as now being conducted by Seller.

                  (b) Development. Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Seller for which Seller has, directly or indirectly, paid, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment. None of the Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

                  (c) Transfer. Except as set forth on Schedule 3.16(c), immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and on the same terms and conditions as in effect prior to the Closing.

                  (d) No Infringement. The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except as set forth on Schedule 3.16(d), Seller has not received any notice from any Person claiming that such operation or any act, product, technology or service of Seller infringes or misappropriates the Intellectual Property of any Person (nor does Seller have knowledge of any claims or any basis therefor). There have been no assertions to Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller's knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (e) Licensing Arrangements. Schedule 3.16(e) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.16(e)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(e). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

                  (f) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(f), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(f). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller. Except as set forth in Schedule 3.16(f), there are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

                  (g) Due Registration, Etc. To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. Seller has no knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize Seller's Rights to the Intellectual Property. In each case in which Seller has acquired any Intellectual Property related to the Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Seller and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (h) Use of Name and Mark. Schedule 3.16(h) lists all names and Marks presently used in the Business and, except as separately set forth in
Schedule 3.16(h), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the names and marks in the conduct of the Business as presently carried on by Seller or as such Business may be extended by Purchaser.

                  (i) Protection of Information. Except as disclosed on Schedule 3.16(i), Seller has taken reasonable steps to protect Seller's rights in Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information/confidentiality agreement substantially in the form provided to Seller and all current and former employees and consultants of Seller engaged in the Business have executed such an agreement.

                  (j) Effect of Agreement. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser expressly, by operation of law or otherwise of any contracts or agreements, will result in (i) Purchaser or Seller granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them (ii) Purchaser being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its businesses or (iii) Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Purchaser, in the absence of this Agreement or the transaction contemplated hereby.

         3.17 Operation of the Business. Except as set forth in Schedule 3.17,
(a) Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and
(b) no part of the operation of the Business is operated by or through any entity other than Seller.

         3.18 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         3.19 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

         3.20 Transactions with Affiliates. Except as set forth on Schedule 3.20, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Business.

         3.21 Capitalization of Seller. The authorized capital stock of Seller consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding, and no shares of Preferred Stock. There are no options, warrants or other rights to acquire the common stock of Seller. Schedule 3.21 sets forth the names of the holders of the common stock of Seller.

         3.22 No Liquidation or Winding-Up; Fairness of Consideration.

                  (a) No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any petition or order for administration of Seller; (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Assets.

                  (b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

                  (c) Seller is not deemed unable to pay its debts within the meaning of applicable law.

                  (d) Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under 6 Del. C. ss.ss.1304 or 1305.

                  (e) The operations of Seller have not been terminated.

                  (f) The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets. Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

         3.23 Product Returns. To the best of Seller's knowledge, there are no Products that are in the worldwide distribution channel on the Closing Date that are awaiting resale to third parties.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

         4.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Execution and Delivery. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser.

         4.4 Compliance with Law. Through and including the date hereof, Purchaser (i) to Purchaser's knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         4.5 No Restrictions Against Purchase of Assets. Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement by Purchaser does not and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it.

         4.6 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

         5.1 Covenants of Seller. Seller agrees to:

                  (a) use its best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement; and

                  (b) use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VI of this Agreement;

         5.2 Covenants of Purchaser. Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in
Section 6.2 of this Agreement.

         5.3 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

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

         5.4 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

                  (c) Without limiting the foregoing, Seller hereby agrees that it shall use its best efforts and take any further action necessary or desirable in accordance with all applicable laws to protect any and all trade secrets and confidential or proprietary information related to the Business from disclosure or use by any current or former employees.

         5.5 Inconsistent Action. Seller shall not take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller in this Agreement to be untrue, incorrect, incomplete or misleading.

         5.6 Employee Matters.

                  (a) Seller acknowledges and agrees that after the Closing, neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person.

                  (b) Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 5.6, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller. Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with current or former employees or agents of Seller (or any dependent or beneficiary of them):

                           (i) unpaid wages, salaries or other compensation;

                           (ii) contributions to or payments under employee
benefit plans, programs, policies, arrangements or understandings;

                           (iii) accrued, but unused, holiday, sick leave and
severance pay, if any;

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

                           (iv) liabilities or obligations under any collective
bargaining agreement or bargaining relationship; or

                           (v) claims, demands, administrative proceedings or
suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

                  (c) Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any "qualified beneficiary" (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose "qualifying event" (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

                  (d) Seller shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act ("WARN"), or any similar state or local statue or ordinance, as a result of the purchase of the Business both as to (i) layoffs or facility closings ordered prior to the Closing Date, including layoff of employees who are not employed or retained by Purchaser, or (ii) decisions to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date. Purchaser agrees to give Seller notice of any decision to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.

                  (e) For a period of five (5) years following the Closing Date, Purchaser agrees that it shall not directly solicit, divert or hire away, or directly attempt to solicit, divert, or hire away, any person employed by Seller, whether or not such employee is a full-time employee or a temporary employee of Seller and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will; provided, however that nothing contained herein shall prohibit Purchaser from hiring any employee of Seller who contacts Purchaser regarding employment by Purchaser.

         5.7 Assignments; Consents. To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that

Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this Section 5.7 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 5.7 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

         5.8 Sufficiency of Assets. Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights (including, without limitation, any rights with respect to the Retained Technology licensed to Purchaser pursuant to the terms of the License Agreement), tangible or intangible, except for the Excluded Assets (other than as provided above with respect to the Retained Technology licensed to Purchaser pursuant to the terms of the License Agreement), necessary for Purchaser to operate the Business as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

         5.9 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 5.9 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

         5.10 Tax Assessments and Audits. Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Business or the Assets for periods ending on or prior to the Closing Date.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

         6.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

                  (b) The representations and warranties of Seller and Purchaser in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Seller and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on Seller's or Purchaser's (as applicable) part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the Closing Date.

                  (c) Purchaser shall have received from counsel for Seller, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit F hereto;

                  (d) Purchaser shall have received from the President of Seller a certificate dated the Closing Date to the effect that the conditions set forth in Section 6.1(b) have been satisfied and that Seller's Board of Directors and the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

                  (e) Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the "Transfer Documents") duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

                  (f) Seller and James T. Matthews shall each have entered into and delivered to Purchaser the Noncompetition Agreements.

                  (g) Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the condition (financial and other), results of operations, properties, assets, prospects and operations of the Business and shall be satisfied, in its sole discretion, with the results thereof;

                  (h) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and Seller and their respective counsel;

                  (i) All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

                  (j) No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect on the Business or the Assets;

                  (k) The Board of Directors and Stockholders of Seller shall have authorized and approved this Agreement and the transactions contemplated hereby;

                  (l) Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

                  (m) Seller and Purchaser shall have entered into the Transitional Supply Agreement.

                  (n) Seller and Purchaser shall have entered into the License Agreement.

                  (o) Seller and Purchaser shall have entered into the Reseller Agreement.

         6.2 Conditions of Seller. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in subsections (a), (b), (l), (m), (n) and (o) of Section 6.1 of this Agreement, and Seller shall have received from Purchaser a certificate signed by an authorized officer of Purchaser that the conditions set forth in Section 6.1(b) have been satisfied and that its Board of Directors has approved this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII
                            POST-CLOSING OBLIGATIONS

         7.1 Seller-Assumed Warranty Obligations. Notwithstanding, and not in limitation of, any other provision herein, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 7.1.

                  (a) Seller shall retain sole responsibility for, and shall bear the cost of complying with, all warranties (the "Warranties") in existence on the Closing Date with respect to Products sold by Seller on or prior to the Closing Date until the expiration of such Warranties and on sales of Products supplied to Purchaser pursuant to the Transitional Supply Agreement.

                  (b) Exhibit G hereto sets forth the Warranties.

                  (c) Seller agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties. Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the

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

Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser. Not in limitation of the foregoing, Seller shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

                           (i) within 10 business days after receipt of the
Products, for Products that were in production in the 12 calendar month period prior to the return; and

                           (ii) within 10 business days after receipt of the
Products, for Products that were in production in the 13 to 36 calendar month period prior to the return.

         7.2 Seller-Assumed Support Services Obligations. Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 7.2.

                  (a) For the three-month period commencing on the Closing Date, Seller shall have the responsibility for and shall bear the cost of providing engineering and technical support services, access to Seller's key personnel and documentation, introductions to vendors and customers and other similar support (the "Transitional Services") to assist Purchaser with respect to the manufacturing, distribution and sales of the Products, as set forth in Exhibit H hereto. Services provided by Seller under this Section 7.2(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the Products in connection with Seller's operations prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

                  (b) Seller shall designate at least one contact person within Seller who is knowledgeable and experienced in the design, workings, capabilities and use of the Products who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

         7.3 Continued Operations; No Bankruptcy. Seller intends to continue its operations consistent with its past practices after the Closing Date, other than as contemplated by this Agreement. As of the date hereof and as of the Closing Date, Seller does not intend or expect to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law after the Closing Date. Seller intends to use its commercially reasonable best efforts to discourage and avoid any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

         7.4 Sales Incentive Program. Immediately following the Closing, Seller and Purchaser shall establish a sales incentive bonus program (the "Incentive Bonus Program") for certain identified sales staff of Seller ("Eligible Sales Staff") engaged in the transition of customer accounts from Seller to Purchaser during the Earn-Out Period. Seller and Purchaser shall each contribute an amount equal to one and one-half percent (1.50%) of the first $8,000,000 of Earn-Out Revenues during the Earn-Out Period (i.e. $120,000) to the Incentive Bonus Program (each such contribution, a "Sales Incentive Contribution" and, collectively, the "Sales Incentive Contributions"). The Sales Incentive Contributions shall be funded by Purchaser and Seller on a quarterly basis within fifteen (15) days following the end of each fiscal quarter and any payments to Eligible Sales Staff shall be made within thirty (30) days following the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2004. In the event that Seller fails to make any Sales Incentive Contribution(s) as required by the terms hereof, Purchaser shall have the right, but not the obligation, to make such Sales Incentive Contribution(s) on Seller's behalf and to set off the amount(s) thereof against the amount of any Contingent Consideration payable to Seller pursuant to Section 2.4(b) hereof. The administration of the Sales Bonus Program (i.e. determination of eligible staff, defined level of support, projected payment amounts, etc.) shall be determined by one designated representative of Seller and two designated representatives of Purchaser and all such determinations shall be final. The amount of any Sales Incentive Contributions that are not distributed to Eligible Sales Staff on or before the end of the Earn-Out Period pursuant to the terms of the Incentive Bonus Program shall be returned to Purchaser and Seller in the same proportions as such Incentive Sales Contributions were originally made within thirty (30) days following the end of the Earn-Out Period. All Incentive Sales Contributions shall be held by Purchaser pending distribution to Eligible Sales Staff and/or return to Purchaser and Seller as provided herein. In the event that Purchaser and Seller are unable to agree on the determination of any matter under this
Section 7.4, either Purchaser or Seller may deliver to the other a Dispute Notice and, thereafter, the parties shall endeavor to resolve such disputed items in the manner, and pursuant to the terms, provided in Section 2.4(b)(iv) hereof.

         7.5 Use of Seller's Name by Purchaser. Seller agrees that Purchaser shall have the right to use the name "Visara," and any variants thereof, in the marketing, sale and distribution of the Products during the period commencing on the date hereof and continuing up to and including the date that is sixty (60) days following the last day of the Earn-Out Period in connection with the manufacturing, sale and/or distribution of Products.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller contained in this Agreement or in any Exhibit or Schedule hereto and the representations and warranties of Purchaser contained in Sections
4.5 and 4.6 hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.3, 3.6 and 4.5, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (iii) all claims for indemnification arising out of or resulting from the State of New Jersey Litigation (as defined in Section 8.2) shall survive until a final, non-appealable judgment is issued with respect thereto, and (iv) all other representations and warranties, and related claims for indemnification, shall survive until the second anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

         8.2 Indemnification.

                  (a) Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement; (iii) Purchaser's waiver of any applicable bulk sales laws; or (iv) that certain litigation between the State of New Jersey v. Visara International, Inc., Civil 04-1776
(SRC) (the State of New Jersey Litigation"), it being understood that the $50,000 limitation contained in Section 8.6 shall not apply to any claim for indemnification by Purchaser under this Section 8.2(iv).

                  (b) Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and each Person who controls Seller from and against any Damages arising out of or resulting from the failure of Purchaser to perform or observe the covenants contained in Section 2.4(b) hereof

         8.3 Procedures. If either party seeks indemnification under this
Article VIII, it shall give notice ("Claim Notice") to the other party of the basis of the claim (the "Claim") (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 8.1, provided that the failure to give such notice shall not relieve the indemnifying party of any liability hereunder except to the extent that the indemnified party is materially adversely prejudiced by such failure. The indemnifying party shall give notice to the indemnified party within thirty (30) days after receipt of the notice requested by this Section 8.3 advising whether it (i) acknowledges its obligation to indemnify the indemnified party or (ii) disputes its obligation to indemnify the indemnified party. If the indemnifying party acknowledges its indemnification obligation with respect to the Claim, and
(i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), the indemnifying party shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, the indemnified party shall be entitled to immediate satisfaction of such Claim. If the indemnifying party does not notify the indemnified party within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of the Claim on demand by the indemnified party, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If the indemnifying party disputes the Claim in a timely manner as set forth herein, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to resolve the dispute in a manner determined by the parties or by any other means elected by the indemnified party.

         8.4 Third Party Claims.

                  (a) The indemnifying party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to the indemnified party, and at the indemnifying party's expense, the settlement or defense of a Third Party Claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith, provided that (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall not be borne by the indemnifying party, and (ii) the indemnifying party shall not settle any Third Party Claim without the indemnified party's consent. So long as the indemnifying party is vigorously contesting any such Third Party Claim in good faith, the indemnified party shall not pay or settle such claim without the indemnifying party's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the indemnifying party assumes control of such defense, and there exists a conflict of interest between the interests of the indemnifying party and those of the indemnified party with respect to such Third Party Claim as determined by the indemnifying party's counsel such that the indemnifying party's counsel can no longer represent the interests of the indemnifying party and the indemnified party with respect to such third Party Claim, the indemnified party may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to the indemnified party shall be paid by the indemnifying party.

                  (b) If the indemnifying party does not notify the indemnified party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, the indemnified party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of the indemnifying party; provided that the indemnified party shall notify the indemnifying party of any compromise or settlement of any such Third Party Claim.

                  (c) Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by the Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Business, properties or prospects of the Business.

         8.5 Indemnification Exclusive. Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to the indemnified party for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which the indemnified party may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to the indemnified party in the event of fraud relating to the representations, warranties or covenants made by the indemnifying party in this Agreement.

         8.6 Limitation on Amount. Seller shall not be liable for claims made under this Article VIII until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller shall apply to the amount of all claims made under this Article VIII, provided, however, that any amount recoverable by Purchaser in accordance with
Section 2.6 shall not be subject to the $50,000 threshold, and further provided, however, that Seller shall not be liable in the aggregate pursuant to this
Article VIII for an amount in excess of $3,350,000, plus the amount, if any, of the Contingent Consideration paid to Seller.

                                   ARTICLE IX
                          REBATE AND MARKETING PROGRAMS

         9.1 List of Programs. Visara is not contingently liable to pay any amounts under any market development fund ("MDF"), marketing and rebate programs or any special price quote ("SPQ") program with regard to inventory of the Products in the worldwide distribution channel and in transit to distributors worldwide on the Closing Date. Any claims arising under any Seller's SPQ programs from customers will be the sole responsibility of Seller.

         9.2 Marketing Rights. Seller shall provide a prominent link, with the content approved by Purchaser, from the main page of Seller's website at www.visara.com (or any successor website), from the products page at www.visara.com/prod_thin_clients.htm and such other pages as Purchaser may reasonably request to Purchaser's website at www.neoware.com for a two-year period commencing on the Closing Date.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a) If to the Purchaser, addressed to:

                      Neoware Systems, Inc.
                      400 Feheley Drive
                      King of Prussia, Pennsylvania 19406
                      Attention: Michael G. Kantrowitz, President and
                                 Chief Executive Officer
                      Facsimile: (610) 275-5739

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                  With a copy to:

                      McCausland, Keen & Buckman
                      Radnor Court, Suite 160
                      259 N. Radnor-Chester Road
                      Radnor, Pennsylvania 19087
                      Attention: Nancy D. Weisberg, Esquire
                      Facsimile: (610) 341-1099

                  (b) If to Seller, addressed to:

                      Visara International, Inc.
                      6833 Mount Herman Road
                      Morrisville, NC 27560
                      Attn: James T. Matthews, Chief Executive Officer
                      Facsimile: (919) 882-0163

                  With a copy to:

                      Levene Gouldin & Thompson, LLP
                      450 Plaza Drive
                      Vestal, NewYork 13850
                      Attention: Howard M. Rittberg, Esquire
                      Facsimile: (607) 763-9211

         10.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

         10.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

         10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

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         10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         10.6 Recitals, Schedules, Exhibits and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         10.7 Construction.

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

         10.9 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

         10.10 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.



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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.



                                    NEOWARE SYSTEMS, INC.

                                    By: /s/ Keith D. Schneck
                                        -------------------------------
                                    Name: Keith D. Schneck
                                          -----------------------------
                                    Title: Chief Financial Officer
                                           ----------------------------

                                    VISARA INTERNATIONAL, INC.

                                    By: /s/ James T. Matthews
                                        -------------------------------
                                    Name: James T. Matthews
                                          -----------------------------
                                    Title: President
                                           ----------------------------









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